EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Inergy Holdings Employee Unit Purchase Plan of our reports (a) dated December 23, 2004, except for Notes 1 and 9, as to which the date is April 28, 2005, with respect to the consolidated financial statements of Inergy Holdings, L.P. for the year ended September 30, 2004, and (b) dated April 18, 2005 with respect to the balance sheet of Inergy Holdings GP, LLC as of April 18, 2005, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

August 29, 2005